NEWS RELEASE

NOT FOR DISSEMINATION IN THE UNITED STATES

OR FOR RELEASE TO U.S. NEWSWIRE SERVICES

WEALTH CLOSES NON-BROKERED PRIVATE PLACEMENT

July 18, 2006

FOR IMMEDIATE RELEASE… Vancouver, British Columbia…  Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTC: WMLLF, Frankfurt: EJZ), is pleased to announce that the non-brokered private placement announced on June 22, 2006 closed on July 13, 2006.  The non-brokered private placement consisted of 170,000 units at $1.75 for gross proceeds of $297,500.  Each unit consisted of one common share and one-half of a transferable warrant, with each whole warrant being exercisable to acquire one additional common share at a price of $2.25 until January 13, 2008.

A cash finder’s fee of $29,700 was paid in connection with the placement.

All of the securities issued in connection with the private placement, including any securities which may be issued on the exercise of any warrants, are subject to a hold period in Canada until November 14, 2006.

The proceeds from the private placement are intended to be used to fund exploration programs on the Company’s uranium exploration projects in Argentina, for ongoing mineral property investigations and potential acquisitions, and for general working capital.

Wealth is a mineral exploration company with approximately 19.0 million shares issued and outstanding, approximately $4 million in the treasury and listings on the TSX Venture and Frankfurt Stock Exchanges and the OTCBB.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

For further details on the Company readers are referred to the Company’s web site (www.wealthminerals.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Henk Van Alphen”

President & CEO

For further information, please contact:

Glenn Shand

Phone: 604-331-0096 / 888-331-0096

E-mail: info@wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the timing of future activities by the Company, future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  The reader is referred to the Company’s public disclosure filings, which may be accessed via www.sedar.com and www.sec.gov, for a more complete discussion of such risk factors and their potential effects.  Readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com